Exhibit 5.1

45 Fremont Street, Suite 3000 San Francisco, California 94105

October 30, 2025

AmpliTech Group, Inc. 155 Plant Avenue Hauppauge, NY 11799

Re:	AmpliTech Group, Inc.
Registration Statement on Form S-3 (File No. 333-288863)

Ladies and Gentlemen:

We act as counsel to AmpliTech Group, Inc., a Nevada corporation (the “Company”), in connection with the distribution and offer to holders of record of the Company’s common stock, par value $0.001 per share (the “Common Stock”) and certain eligible warrantholders, transferable unit subscription rights (the “Unit Subscription Rights”) to purchase up to a maximum aggregate of 8,000,000 units (the “Units”), each whole Unit consisting of one share of Common Stock, one Series A right to purchase one share of Common Stock (the “Series A Right”), and one Series B right to purchase one share of Common Stock (the “Series B Right” and together with the Series A Right, the “Series Rights”), pursuant to the Subscription Rights and Rights Agent Agreement (the “Subscription Agent Agreement”), dated as of October 30, 2025, by and between the Company and Vstock Transfer, LLC, as subscription agent (the “Agent”) and the Dealer-Manager Agreement (the “Dealer-Manager Agreement”), dated as of October 30, 2025, by and between the Company and Moody Capital Solutions, Inc. (the “Dealer-Manager”).

For purposes of rendering the opinion set forth below, we have examined such documents and reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinion including (i) the Registration Statement filed by the Company with the Securities and Exchange Commission (the “Commission”), which was declared effective on August 4, 2025, the Prospectus Supplement, dated October 30, 2025 (the “Prospectus Supplement”) and the accompanying base prospectus (the “Base Prospectus”, and as supplemented by the Prospectus Supplement, the “Prospectus”), (ii) the Company’s amended and restated articles of incorporation as currently in effect, (iii) the Company’s amended and restated bylaws as currently in effect, (iv) the Subscription Agent Agreement, (v) the Dealer-Manager Agreement, (vi) the corporate minutes and other actions of the Company, and the originals or copies certified to our satisfaction of such other documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

ARIZONA • CALIFORNIA • COLORADO • CONNECTICUT • DELAWARE • FLORIDA • GEORGIA • ILLINOIS • INDIANA • KANSAS • KENTUCKY • LOUISIANA MARYLAND • MASSACHUSETTS • MINNESOTA • MISSISSIPPI • MISSOURI • NEVADA • NEW JERSEY • NEW MEXICO • NEW YORK • NORTH CAROLINA OHIO • OREGON • PENNSYLVANIA • RHODE ISLAND • TENNESSEE • TEXAS • UTAH • VIRGINIA • WASHINGTON • WASHINGTON D.C. • WEST VIRGINIA

AmpliTech Group, Inc.

October 30, 2025

In addition, in rendering this opinion we have assumed: (A) the genuineness and authenticity of all signatures on original documents; (B) the genuineness and authenticity of all documents submitted to us as originals; (C) the conformity to originals of all documents submitted to us as copies; (D) the accuracy, completeness and authenticity of certificates of public officials; and (E) the due authorization, execution and delivery of all documents where due authorization, execution and delivery are prerequisites to the effectiveness of such documents (other than with respect to the Company) and have not sought independently to verify such matters.

We have further assumed for purposes of this opinion that (i) the Agent is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (ii) the Agent is duly qualified to engage in the activities contemplated by the Subscription Agreement, (iii) the Agent is in compliance, generally and with respect to acting as an Agent under the Subscription Agreement, with all applicable laws and regulations, (iv) the Dealer Manager has the requisite organizational and legal power and authority to perform its obligations under the Dealer-Manager Agreement and (v) that the Dealer-Manager Agreement will be a valid, binding and enforceable obligation of the Dealer Manager.

We express no opinions other than as specifically set forth herein. We are opining solely on all applicable statutory provisions of the Nevada Revised Statutes and we express no opinion as to whether the laws of any jurisdiction are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any federal or state law, rule or regulation relating to securities, or to the sale or issuance thereof. This opinion letter deals only with the specified legal issues expressly addressed herein, and you should not infer any opinion that is not explicitly stated herein from any matter addressed in this opinion letter.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that:

1.	the Unit Subscription Rights have been duly authorized and, when issued in the manner contemplated by the Prospectus will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms;

2.	the Common Stock comprising the Units, when issued and delivered by the Company upon exercise of the Unit Subscription Rights in accordance with the terms thereof and for the consideration stated therein, will be validly issued, fully paid and non-assessable;

3.	the Series Rights have been duly authorized and, when issued and delivered by the Company upon exercise of the Unit Subscription Rights in accordance with the terms thereof, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms; and

4.	the Common Stock underlying the Series Rights, when issued and delivered upon exercise of the Series Rights in accordance with the terms thereof and for the consideration stated therein, will be validly issued, fully paid and non-assessable.

LEWIS BRISBOIS BISGAARD & SMITH LLP

www.lewisbrisbois.com

AmpliTech Group, Inc.

October 30, 2025

We hereby consent to the incorporation by reference of this Opinion into the Registration Statement and further consent to the reference to our name under the caption “Legal Matters” in the prospectus supplement, which is a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Lewis Brisbois Bisgaard & Smith LLP

LEWIS BRISBOIS BISGAARD & SMITH LLP

LEWIS BRISBOIS BISGAARD & SMITH LLP

www.lewisbrisbois.com